Exhibit 99.1

October 23, 2008

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828

kentringer@caseycomm.com

Cass Information Systems, Inc. Reports a

12% Increase in 3rd Quarter Net Income and

An 8% Increase in its Quarterly Cash Dividend

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, utility and telecom invoice payment and information services reported third quarter 2008 net income of $5.2 million, a 12% increase over the $4.7 million in net income reported in the third quarter of 2007. The company posted earnings of $.56 per fully-diluted share, a 12% increase over the $.50 per fully-diluted share earned a year earlier.

2008 3rd Quarter Recap

	9/30/08	9/30/07	% Change
Transportation Dollar Volume	$4.9 billion	$3.7 billion	35%
Utility Dollar Volume	$2.6 billion	$2.1 billion	27%
Revenues	$23.9 million	$22.5 million	6%
Net Income	$5.2 million	$4.7 million	12%
Diluted Earnings per Share	$.56	$.50	12%

Payment and processing fees increased 15%, or $1.7 million, compared to the year-earlier period. Freight transaction volume was up 13% and dollar volume rose 35% due primarily to new business. Utility transaction volume was up 14% and utility dollar volume rose 27% due to new business and heightened activity from existing customers.

Net investment income decreased $427,000, or 4%, primarily due to the overall decline in interest rates.

Operating expenses were up 5%, or $815,000, as a result of higher employee costs related to transaction growth.

“The continued strong growth in transaction volume experienced by our utility and freight invoice processing operations have enabled the company to overcome the negative effects of the current low interest rate environment,” said Eric H. Brunngraber, Cass president and chief executive officer. “These solid results are encouraging, particularly considering the challenges posed by the current economic environment. We remain optimistic about the ability of the company to continue to perform well in the future.”

Due to its lack of exposure to sub-prime mortgage loans, mortgage-backed securities, or residential development loans of any kind, the issues that are having a significant detrimental effect on the financial community are not affecting Cass in such a manner.

Nine-Month 2008 Recap

	9/30/08	9/30/07	% Change
Transportation Dollar Volume	$13.1 billion	$10.8 billion	22%
Utility Dollar Volume	$7.1 billion	$5.7 billion	25%
Revenues	$68.6 million	$66.2 million	4%
Net Income	$13.8 million	$13.1 million	6%
Diluted Earnings per Share	$1.47	$1.40	5%

Over the first nine months of 2008, payment and processing fees increased 11%, or $3.8 million, compared to the year-earlier period. Freight transaction volume was up 10% and dollar volume rose 22%. Utility transaction volume was up 14% and dollar volume rose 25%.

Net investment income decreased $1,480,000, or 5%, primarily due to the overall decline in interest rates.

Operating expenses were up 5%, or $2,418,000, as a result of higher employee costs related to transaction growth.

Cash Dividend Increased by 8%

On October 20, 2008, the Company’s Board of Directors declared a fourth quarter cash dividend of $.13 per share payable December 15, 2008 to shareholders of record December 5, 2008. This represents an 8% increase over the prior dividend payout. “The Company continues to perform well and the Board of Directors is pleased to provide continuing increases in dividends for our shareholders,” said Mr. Brunngraber. CASS has continuously paid regularly scheduled cash dividends since 1934.

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $25 billion annually on behalf of customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C. and Wellington, Kansas. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index and earlier this year was one of only 27 companies to be honored with a 2008 Supplier Excellence Award by AT&T Inc. (NYSE:T) for its service in utility management.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2007.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended September 30, 2008 and 2007:

	Quarter Ended 9/30/08	Quarter Ended 9/30/07	Nine Months Ended 9/30/08	Nine Months Ended 9/30/07
Transportation Invoice Volume	6,772	5,976	19,509	17,659
Transportation Dollar Volume	$4,936,507	$3,669,117	$13,149,602	$10,764,558
Utility Transaction Volume	2,702	2,361	7,852	6,872
Utility Dollar Volume	$2,633,438	$2,081,529	$7,126,799	$5,687,627

Payment and Processing Fees	$13,116	$11,441	$37,907	$34,089
Net Investment Income	10,023	10,450	28,750	30,230
Gain on Sale of Securities	209	—	209	—
Other	568	629	1,692	1,895

Total Revenues	$23,916	$22,520	$68,558	$66,214

Salaries and Benefits	$12,468	$11,700	$37,401	$35,135
Occupancy	576	550	1,676	1,572
Equipment	825	876	2,521	2,565
Other	2,610	2,538	7,749	7,657

Total Operating Expenses	$16,479	$15,664	$49,347	$46,929

Income from Operations before Income Taxes	$7,437	$6,856	$19,211	$19,285
Provision for Income Taxes	2,209	2,179	5,398	6,230

Net Income	$5,228	$4,677	$13,813	$13,055

Basic Earnings per Share	$.57	$.51	$1.51	$1.42

Diluted Earnings per Share	$.56	$.50	$1.47	$1.40

Average Earning Assets	$864,685	$827,755	$822,980	$799,144
Net Interest Margin	5.34%	5.46%	5.43%	5.48%
Allowance for Loan Losses to Loans	1.09%	1.18%	1.09%	1.18%
Non-performing Loans to Total Loans	.30%	.06%	.30%	.06%

Net Loan Charge-offs to Loans	.06%	.20%	.28%	.24%
Provision for Loan Losses	$500	$225	$1,600	$675